UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2016

AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

27271 Las Ramblas, Suite 200
Mission Viejo, California  92691
(Address of principal executive offices)

(949) 614-0700
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure or Directors or Principal Officers, Election of Directors, Appointment of Principal Officers

On May 19, 2016, the Board of Directors (the "Board") of Auxilio, Inc. (the "Company") appointed Drex DeFord and Mark Roberson as members of the Board.

Mr. DeFord is an independent consultant with a long career as a healthcare executive, including his experience as Co-Founder and CEO of Next Wave Connect; EVP and CIO at Steward Healthcare in Boston; SVP and CIO at Seattle Children's Health System and Research Institute; and Corporate VP and CIO at Scripps Health in San Diego. Prior to that, he spent twenty years in the US Air Force, where he served as regional CIO, a medical center CIO, and Chief Technology Officer for the USAF Health System's World-Wide Operations. Mr. DeFord has earned a Master of Science, Health Informatics from University of Alabama-Birmingham and a Master of Public Administration from University of Oklahoma. In addition, he is a Fellow in HIMSS, CHIME and ACHE.

Mr. DeFord's extensive experience in healthcare technology leadership brings a new perspective to the Board to an area into which the Company is expanding.  Based on his experience and background, the Board has concluded that Mr. DeFord is qualified to serve as a director of the Company.

Mr. Roberson is a finance and operations leader who brings deep experience with microcap and public company finance and governance. Mr. Roberson currently serves as the Chief Operating Officer of Chanticleer Holdings, Inc., a NASDAQ-listed restaurant operating company. He previously served as the Chief Executive Officer and Chief Financial Officer of PokerTek, Inc., a NASDAQ-listed gaming technology company. He has over 20 years of financial and operational management experience, including Curtiss-Wright, Inc. a NYSE-listed aerospace and defense contractor, Krispy Kreme Doughnut Corporation, a NYSE-listed fast-casual restaurant franchisor and operator, and LifeStyle Furnishings International, a $2 billion private equity backed furniture manufacturer.  Mr. Roberson is a CPA who started his career with Ernst & Young and PricewaterhouseCoopers where he managed the firm's regional health care practice. He earned an MBA from Wake Forest University, a BS in Accounting from UNC-Greensboro and a BS in Economics from Southern Methodist University.

Mr. Roberson brings to our Board strong accounting and financial oversight required for our financial reporting and enterprise and operational risk management.  Based on his experience and background, the Board has concluded that Mr. Roberson is qualified to serve as a director of the Company.

There are no arrangements or understandings between either Mr. DeFord or Mr. Roberson and any other persons pursuant to which either of Messrs. DeFord or Roberson was selected as a director.  Neither Mr. DeFord nor Mr. Roberson has any family relationship with any of the Company's directors or officers nor are there any transactions between either of Mr. DeFord or Mr. Roberson or any member of their respective immediate families and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission (the "SEC").

Messrs. DeFord and Roberson will participate in the Company's standard non-employee director compensation program described in the Company's proxy statement filed with the SEC on April 8, 2016.  As such, Messrs. DeFord and Roberson are each entitled to an initial grant of an option to purchase 25,000 shares of the Company's Common Stock as well as a prorated portion of the annual director fees.  As the Chairman of the Board's Audit Committee, Mr. Roberson is also entitled to receive a prorated portion of the Audit Committee Chairman fee.

On May 23, 2016, the Company issued a press release announcing the appointment of Messrs. DeFord and Roberson to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.

Date: May 25, 2016
By:  /s/ Paul T. Anthony
Name: Paul T. Anthony
Title:  Chief Financial Officer